Exhibit 10.23
SUMMARY OF 2008 CASH BONUS PLAN
Overview and Purpose
 This plan (the “2008 Bonus Plan”) was adopted by the Board of Directors of Cardica, Inc. (the “Company”) on February 6, 2008, and is designed to offer incentive compensation to the Chief Executive Officer, Vice Presidents and director-level employees of the Company by rewarding the achievement of specifically measured corporate objectives and, if applicable, individual performance objectives.
Administration
 The 2008 Bonus Plan will be administered by the Board of Directors with recommendations from the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee will be responsible for recommending to the Board of Directors for approval any cash incentive awards to officers of the Company, including any incentive awards to the Chief Executive Officer, under the 2008 Bonus Plan.
Eligibility
 The Chief Executive Officer, Vice Presidents and director-level employees of the Company are eligible to participate in the 2008 Bonus Plan.
Corporate and Individual Performance
 The 2008 Bonus Plan provides for the payment of cash bonuses to participants for the achievement of corporate objectives relating to certain financial, sales and marketing, product development, clinical and regulatory goals determined by the Compensation Committee. Each participant, other than the Chief Executive Officer, will also be subject to key individual performance objectives. The actual bonuses payable for fiscal 2008 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the corporate objectives and, other than with respect to the Chief Executive Officer, applicable individual performance objectives approved by the Compensation Committee, as determined by the Compensation Committee in its discretion. The Company’s Board of Directors or the Compensation Committee reserves the right to modify the corporate or individual performance objectives at any time based on business changes during the year.
Target Cash Bonus Amount
 The 2008 Bonus Plan provides a target cash bonus amount for the Chief Executive Officer, each Vice President and each director-level employee of the Company, expressed as a percentage of 2008 annual base salary for each participant.